Exhibit 4.3

Exhibit E

VOTING AGREEMENT

This is a Voting Agreement (this “Agreement”), dated as of September 8, 2015 between Apellis Pharmaceuticals, Inc., a Delaware corporation (“Apellis”), and Potentia Pharmaceuticals, Inc., a Delaware corporation (“Potentia”).

A. This Agreement is being executed and delivered under the terms of the Asset Purchase Agreement dated as of September 24, 2014 between Apellis and Potentia (the “Asset Purchase Agreement”) pursuant to which Apellis or its Nominee will purchase substantially all of the assets and assume certain of the liabilities of Potentia, for which Apellis will pay consideration consisting of 8,200,000 shares of Apellis common stock (such number of shares being subject to adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting Apellis common stock occurring after the date of the Asset Purchase Agreement and prior to the Closing) (such shares and any other securities of the Company, by whatever name called, which carry voting rights, which are subsequently acquired by Potentia being referred to collectively as the “Transaction Shares”).

C. The Asset Purchase Agreement provides that Potentia shall execute and deliver this Agreement to Apellis at the Closing of the Transaction.

D. For purposes of this Agreement, capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the Asset Purchase Agreement.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1. Representations.

Potentia represents and warrants to Apellis that Potentia has full corporate power and authority to enter into, execute and deliver this Agreement and to perform fully Potentia’s obligations hereunder (including the proxy described in Section 2(b) below). This Agreement has been duly and validly executed and delivered by Potentia and constitutes the legal, valid and binding obligation of Potentia, enforceable against Potentia in accordance with its terms.

2. Agreement to Vote Shares; Irrevocable Proxy.

(a) Potentia agrees that during the term of this Agreement:

(i) on any matter submitted for a vote of holders of common stock of Apellis, Potentia will vote (or abstain from voting) the Transaction Shares in the same ratio(s) as the other holders of Apellis common stock vote their shares. For example, if the other holders of Apellis common stock vote 87% in favor of a resolution, 9% against, and 4% abstain, then the Transaction Shares will be voted in the same ratios;

(ii) if holders of common stock of Apellis are requested to vote their shares through the execution of an action by written consent in lieu of any meeting of stockholders of Apellis, Potentia will execute a written consent or consents, only with respect to that percentage of the Transaction Shares equal to the percentage of the shares of Apellis common stock held by the other holders of Apellis common stock for which written consents are executed and delivered.

(b) Potentia hereby constitutes and appoints Apellis and any designee of Apellis, and each of them individually, as its proxies and attorneys-in-fact, with full power of substitution and resubstitution, to represent and vote (or act by written consent) during the term of this Agreement with respect to the Transaction Shares in the manner set forth in Section 2(a). This proxy and power of attorney is given in consideration of the agreements and covenants of Apellis and Potentia in connection with the transactions contemplated by this Agreement and the Asset Purchase Agreement and, as such, is coupled with an interest and shall be irrevocable unless and until this Agreement terminates. Potentia shall take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy. The proxy and power of attorney granted hereunder shall terminate upon the termination of this Agreement.

3. No Voting Trusts or Other Arrangement.

Except as provided in the Voting Agreement dated as of July 30, 2013 by and among Apellis and the Stockholders (as defined therein), as amended from time to time (the “Existing Voting Agreement”) to which Potentia shall become a party on the date hereof, Potentia revokes any and all previous proxies with respect to the Transaction Shares and agrees that it will not, and will not permit any entity under Potentia’s control to, deposit any of the Transaction Shares in a voting trust, grant any proxies with respect to the Transaction Shares or subject any of the Transaction Shares to any arrangement with respect to the voting of the Transaction Shares other than agreements entered into with Apellis.

4. Transfer and Encumbrance; Legend.

(a) Potentia agrees that during the term of this Agreement, Potentia will not, directly or indirectly, transfer, sell, offer, exchange, assign, or otherwise dispose of (“Transfer”) any of the Transaction Shares or enter into any contract, option or other agreement with respect to, or consent to, a Transfer of any of the Transaction Shares or Potentia’s voting interest therein, except as permitted by the Asset Purchase Agreement.

Any attempted Transfer of the Transaction Shares or any interest therein in violation of this Section 4 shall be null and void. This Section 4 shall not prohibit a Transfer of the Transaction Shares to a successor to Potentia in connection with the reorganization of Potentia as a Delaware limited liability company as contemplated by the Asset Purchase Agreement; provided that the successor agrees in a writing reasonably satisfactory in form and substance to Apellis to be bound by all of the terms of this Agreement.

(b) All certificates representing Transaction Shares owned or hereafter acquired by Potentia or any transferee of Potentia bound by this Agreement shall have affixed thereto a legend substantially in the following form:

“The shares of stock represented by this certificate are subject to certain voting agreements as set forth in a Voting Agreement, as amended and/or restated from time to time, by and among the registered owner of this certificate and the Company, a copy of which is available for inspection at the offices of the Secretary of the Company.”

5. Termination.

This Agreement shall terminate upon the earliest to occur of (a) the date Potentia or any successor to whom Potentia has transferred the Transaction Shares as permitted by this Agreement and who is bound by the terms of this Agreement ceases to own or control any Transaction Shares, (b) the Sale of the Buyer, or (c) an Initial Public Offering, as those terms are defined in the Asset Purchase Agreement.

6. Specific Performance.

Each Party acknowledges that it will be impossible to measure in money the damage to the other Party if a Party fails to comply with any of the obligations imposed by this Agreement, that every such obligation is material and that, in the event of any such failure, the other party will not have an adequate remedy at law or damages. Accordingly, each Party agrees that, in addition to remedies at law or damages, the other Party shall be entitled to an injunction to prevent breaches of this Agreement and to specific enforcement of this Agreement and its terms and provisions in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter, and will not oppose such relief on the basis that the other Party has an adequate remedy at law. Each Party agrees that it will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with the other party’s seeking or obtaining such equitable relief.

7. Entire Agreement.

This Agreement, together with the Existing Voting Agreement, supersedes all prior agreements, written or oral, between the Parties with respect to the subject matter hereof and contains the entire agreement between the parties with respect to the subject matter hereof. This Agreement may not be amended or supplemented, and no provisions hereof may be modified or waived, except by an instrument in writing signed by both of the parties hereto. No waiver of any provisions hereof by either party shall be deemed a waiver of any other provisions hereof by such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party. To the extent the the provisions of the Existing Voting Agreement conflict with the provisions of this Agreement, the provisions of the Existing Voting Agreement shall control and supersede the provisions of this Agreement.

8. Notices.

All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly delivered four business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent for next business day delivery via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

If to the Seller:	Copy to:

Potentia Pharmaceuticals, Inc. 6400 Westwind Way, Suite A Crestwood, KY 40014 Attn: David M. Darst, Director	Frost Brown Todd LLC 400 W. Market Street, Suite 3200 Louisville, KY 40202 Attn: Alan K. MacDonald

If to the Buyer:	Copy to:

Apellis Pharmaceuticals, Inc. 6400 Westwind Way, Suite A Crestwood, KY 40014 Attn: Cedric Francois, CEO	WilmerHale 60 State Street Boston, MA 02109 Attn: Stuart Falber.

Either Party may give any notice, request, demand, claim, or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Either Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

9. Miscellaneous.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Delaware.

(b) Each Party (a) submits to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware, New Castle County, or, if that court does not have jurisdiction, a federal court sitting in Wilmington, Delaware in any action or proceeding arising out of or relating to this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (c) waives any claim of inconvenient forum or other challenge to venue in such court, (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court and (e) waives any right it may have to a trial by jury with respect to any action or proceeding arising out of or relating to this Agreement. Each Party agrees to accept service of any summons, complaint or other initial pleading made in the manner provided for the giving of notices in Section 8, provided that nothing in this Section 9 shall affect the right of either Party to serve such summons, complaint or other initial pleading in any other manner permitted by law.

(c) If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

(d) This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

(e) Each Party shall execute and deliver such additional documents as may be necessary or desirable to effect the transactions contemplated by this Agreement.

(f) All Section headings herein are for convenience of reference only and are not part of this Agreement, and no construction or reference shall be derived therefrom.

(g) Neither Party may assign any of its rights or obligations under this Agreement without the prior written consent of the other Party, except that Potentia may assign, in its sole discretion, all or any of its rights, interests and obligations hereunder to a successor as provided in Section 4. Any assignment contrary to the provisions of this Section 9(g) shall be null and void.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first written above.

APELLIS PHARMACEUTICALS, INC.

By:	/s/ Cedric Francois
Name:	Cedric Francois
Title:	Chief Executive Officer

POTENTIA PHARMACEUTICALS, INC.

By:	/s/ Cedric Francois
Name:	Cedric Francois
Title:	Chief Executive Officer